Exhibit 99.1

The following sets forth the material terms of a settlement with respect to the Plan, the Plan Support Agreement, the Backstop Commitment Agreement, the Private Placement Agreement and any other documents contemplated by each of the foregoing (collectively, the “Transaction Agreements”) by and among: (a) Peabody Energy Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), (b) the members of the Noteholder Steering Committee and (c) the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Committee”). Capitalized terms not otherwise defined herein have the meanings given to them in the Joint Plan of Reorganization of Debtors and Debtors in Possession [Docket No. 1820] (the “Plan”). Except as expressly provided below, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right or ability of each of the parties to protect and preserve their rights, remedies and interests. Without limiting the foregoing sentence in any way, if the transactions contemplated by this term sheet are not consummated, each of the parties fully reserves any and all of its rights, remedies, and interests. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this term sheet and all negotiations relating hereto shall not be admissible into evidence in any action, case, or proceeding other than an action, case or proceeding to enforce the terms of this term sheet. This term sheet is not and shall not be deemed to be a solicitation for votes to accept or reject the Plan or any plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

1.	The Committee will become a co-proponent of the Plan and get approval rights on matters that materially and adversely affect the amount of equity and cash distributions to holders of General Unsecured Claims that are not Unsecured Senior Notes Claims.

2.	General Unsecured Claims at the Encumbered Guarantor Debtors (Class 5B)–

•	In lieu of receiving any distributions of (i) Reorganized PEC Common Stock, (ii) Rights Offering Equity Rights or (iii) if applicable, Rights Offering Disputed Claims Reserve Shares for holders of Claims in Class 5B that are Disputed as of the Rights Offering Record Date and later become Allowed, holders of Claims in Class 5B can elect to receive on account of their Allowed Claims (the “Class 5B Cash Election”) a pro rata cash distribution from a pool of $60 million (the “Class 5B Cash Pool”), with recoveries to be capped at 30% of their Allowed Claims. The treatment of Class 5B Claims in the Plan shall otherwise remain the same.

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Cash available for payment to holders of Allowed Class 5B Claims who make the Class 5B Cash Election will be limited to the Class 5B Cash Pool, which shall be paid into a segregated account for distribution in accordance with the terms of the Plan to holders of Allowed Class 5B Claims in two installments as follows: (a) $30 million on the date that is 100 days after the Effective Date; and (b) $30 million on the date that is 190 days after the Effective Date. Such obligation to fund shall be deemed an administrative obligation of the Debtors’ estates and be reflected as such in any order confirming the proposed Plan.

•	To the extent that less than $60 million is required to fund a 30% distribution to holders of Allowed Class 5B Claims who make the Class 5B Cash Election, the excess shall be retained by the Reorganized Debtors.

3.	General Unsecured Claims at PEC (Class 5A)–

•	The amount of cash available for distribution to Holders of Allowed General Unsecured Claims against PEC (Class 5A) that are not Convenience Claims in Class 6A shall be increased from $3 million to $5 million.

4.	Treatment for holders of Convenience Claims at PEC (Class 6A) and the Encumbered Guarantor Debtors (Class 6B) shall remain as proposed in the Plan.

5.	Plan modified to include “Creditors’ Committee and its members (solely in their capacities as such)” in the definition of “Released Parties”.

6.	In exchange for the forgoing modifications being incorporated into the Plan, the Committee shall agree to:

•	provide a letter in support of confirmation of the Plan and encouraging all holders of General Unsecured Claims to vote in favor of the Plan, which letter shall be included with the solicitation materials for the Plan;

•	file pleadings in support of the Plan, including supporting declarations, that may be necessary or appropriate;

•	not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation or implementation of the Plan;

•	not directly or indirectly seek, solicit, encourage, formulate, consent to, propose, file, support, negotiate or participate in any restructuring, workout, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets of or in respect of the Debtors or their non-debtor affiliates other than the Plan or encourage or cause any party to do any of the foregoing; and

•	take any and all necessary or appropriate actions in furtherance of the restructuring and the transactions contemplated under the Plan and the Plan Documents.

7.	Notwithstanding section 6 hereof, nothing herein shall be deemed to limit any of the rights of the Committee, to the extent consistent with this Agreement, to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance or participation and the positions advocated in connection therewith are not inconsistent with this Agreement, and do not hinder, delay or prevent consummation of the Plan.

8.	On or before January 24, 2017 at 4:00 p.m. (ET), the Committee shall have the right to terminate this agreement to support a fully committed equity financing, confirmable, and superior alternative transaction other than the Plan solely to the extent termination is believed necessary to comply with the Committee’s fiduciary obligations under applicable law (the “Fiduciary Out”).

9.	From and after the date this term sheet is filed with the Bankruptcy Court, the Committee will not, and will not permit any of their respective representatives, to initiate contact with, or solicit any inquiries, proposals or offers from any party (other than the Debtors and the Creditor Co-Proponents) with respect to any alternative transactions; provided, however, that the Committee and its representatives may review and consider any inquiries, proposals or offers with respect to an alternative transaction so long as such proposal was not obtained, pursued, facilitated or solicited by them in violation of the provisions set forth herein.

10.	To the extent the Committee or any of its agents or representatives receive any inquiry, proposal or offer with respect to any alternative transaction, the Committee shall provide the Debtors and the Creditor Co-Proponents (subject to mutually agreed terms of confidentiality) and their counsel with a copy of and/or any details regarding such proposal upon receipt and no later than one (1) day after receipt.

11.	If the Committee exercises the Fiduciary Out, it will not seek a continuance or delay of the January 26, 2017 hearing to approve the Disclosure Statement, the Private Placement Agreement, the Backstop Commitment Agreement and the Plan Support Agreement.

12.	The Committee will provide counsel for the Plan Co-Proponents a copy of its draft objection to the Transaction Agreements by noon on January 18, 2017. This agreement shall not be construed as tolling or extending any of the Committee’s objection deadlines.

13.	From and after the date this term sheet is filed with the Bankruptcy Court, all depositions related to the approval of the Disclosure Statement or the Transaction Agreements shall be discontinued and cancelled, and the Committee shall not seek further discovery from the Debtors or Creditor Co-Proponents; provided, however, that the Committee and its representatives shall be permitted to seek discovery with respect to the Transaction Agreements following termination of this agreement pursuant to the Fiduciary Out.

14.	If the Committee does not exercise the Fiduciary Out, an amended Plan and Disclosure Statement reflecting the agreed changes set forth herein will be filed after January 24, 2017 at 4:00 p.m. (ET) and in no event later than the start of the hearing to approve the Disclosure Statement on January 26, 2017. If the Committee exercises the Fiduciary Out, the Debtors and the Noteholder Co-Proponents shall have no obligation to file such an amended Plan and Disclosure Statement. If the Committee exercises the Fiduciary Out, the consent of the Debtors and the Noteholder Co-Proponents to the changes to the Plan set forth herein shall be null and void and of no effect, and the Debtors and the Noteholder Co-Proponents reserve their rights to make any further changes to the Plan they deem necessary or appropriate in response to the Committee’s opposition to its approval.

15.	The Plan shall establish a post-Effective Date claims reconciliation process for the reconciliation of claims that would be satisfied from the Class 5B Cash Pool. A designee from the Committee would be appointed as the co-administrator for the reconciliation process under the Plan (the “Designated Co-Administrator”). The fees and costs of the Designated Co-Administrator associated with the reconciliation process shall be paid by the Reorganized Debtors up to the amount of $3 million. Prior to the Effective Date, the allowance of any GUC claim that will impact distributions from the Class 5B Cash Pool, including if the aggregate amount of claims to be settled is for the benefit of a single claimant, that exceeds $2 million shall require Committee consent.